Exhibit 10.32

December 29, 2021

Dear Jeff,

On behalf of lnotiv, I am pleased to offer you the position of Senior Vice President, Human Resources located in Indianapolis, In. In this role, you will be report to Bill Pitchford, Chief Human Resources Officer. Your start is planned for March 2022, or on a mutually agreed upon date between you and the company.

The following paragraphs will explain in detail the many great benefits that come with joining Inotiv.

The base gross salary will be $280,000 and paid in biweekly amounts of $10,769.23 with a discretionary Annual Incentive Bonus opportunity which is tied to company performance metrics and individual achievements. The bonus eligibility is planned to be in the 20% range and is historically built as a combination of stock and cash. This is generally paid out in the 4th quarter of each year.

This position is considered exempt under the federal and state wage and hour laws, which means that you are not eligible for overtime pay beyond your salary.

You will receive a signing bonus of $15,000.00. This will be grossed up such that you will receive the full $15,000.00. This sign on bonus will be paid on your first paycheck.

As part of your total compensation, you shall be awarded 5,000 Restricted Stock Awards on your first day of employment pursuant to the 2018 Equity Incentive Plan. The restricted shares will vest, assuming all terms and conditions of the plan have been satisfied on the second anniversary date of the award. Subsequently, you will be awarded an additional 5,000 Restricted Stock Awards upon your appointment as the Chief Human Resources Officer and approval of the Inotiv Board of Directors.

Jeff, for 2022, you will be eligible for a prorated amount of 160 hours of vacation, 40 sick hours and 2 personal days. In 2023 you will receive 200 hours of vacation, 2 personal days and 48 sick hours. If you do not use your sick hours, you can roll over unused hours towards FMLA qualifying events. Thereafter you can follow the vacation policy in the handbook.

You will be eligible to participate in Inotiv's benefit package as summarized in the Employee Benefit Guide which accompanies this letter. These benefits include, but are not limited to:

•group health insurance (HDHP), dental care, vision care, company paid life insurance.
•40l(k) deferred tax savings plan beginning on the first of the month following 90 days of service (with company match of 50% match on the first 6% deferred savings up to the IRS limits)
•elective supplemental life insurance
•elective short-term disability
•Linked- In Learning License

You will be eligible for our health benefits the 1st of the month following the first day of employment. As an example, if you start with our company anytime in March 2022, you will be eligible for our health benefits April 1, 2022.

Please contact me if you have questions regarding company benefits. This offer is dependent upon successfully completing the following:

•You provide proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws.
•Successful completion of a criminal background check
•Your response to this offer of employment by end of business, Tuesday, January 4, 2022.

Please note that your employment with our company is at will, which means that either you or the company may terminate the relationship at any time. This letter, in addition to the Confidentiality Agreement (attached) constitutes Inotiv's offer in its entirety. Please indicate your understanding and acceptance of this offer by signing below and return a copy, as well as the confidentiality agreement to Human Resources.

Congratulations! We are excited to have you join the Inotiv team.

Sincerely,

/s/ Bill Pitchford

Bill Pitchford
Chief Human Resources Officer

I accept this position at Inotiv as described in the offer letter dated December 29, 2021.

/s/ Jeff Krupp	December 30, 2021
Jeff Krupp                  Date

Corporate Headquarters: 2701 Kent Avenue, West Lafayette, IN 47906 USA
Phone: 800.845.4246 J l.765.463.4527